FOR IMMEDIATE RELEASE	November 25, 2014
Contact: Susan Jordan 732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION ANNOUNCES NEW ACQUISITION NEAR THE KANSAS CITY INTERNATIONAL AIRPORT

Freehold, New Jersey…. November 25, 2014 ……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a brand new 158,417 square foot industrial building located at Skyport Industrial Park, 7503 NW 106th Terrace, Kansas City, MO at a purchase price of $9,635,770. The property is net-leased for 7 years to Bunzl Distribution Midcentral, Inc., a Missouri corporation. The building is situated on approximately 13.1 acres.

Michael P. Landy, President and CEO, commented, “We are very pleased to add Bunzl to our high quality tenant roster. Bunzl has been in business since 1940 and has been located at the Skyport Industrial Park for over 10 years. Bunzl is regarded as a leading supplier of retail products in North America with worldwide sales in excess of $8.5 billion. Having outgrown their previous facility, this new built-to-suit Class A industrial building, situated off of Interstate 29 and immediately across from the Kansas City International Airport, is expandable to accommodate their future growth.”

“This transaction represents our fourth acquisition for fiscal 2015 which began on October 1, 2014. Our property portfolio now contains 11.8 million total square feet with several additional acquisitions currently under construction.”

Monmouth Real Estate Investment Corporation, founded in 1968 and one of the oldest public equity REITs in the U.S., specializes in net-leased industrial properties, subject to long-term leases, primarily to investment grade tenants.  The Company is a fully integrated and self-managed real estate company, whose property portfolio consists of eighty-six properties located in twenty-eight states, containing a total of approximately 11.8 million rentable square feet.  In addition, the Company owns a portfolio of REIT securities.

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